EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-72081) on Form S-8 of Beckman Coulter, Inc. of our report dated June 30, 2008 on the financial statements of Beckman Coulter, Inc. Savings Plan appearing in the 2007 Form 11-K of Beckman Coulter, Inc. Savings Plan.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
December 8, 2008